UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 3, 2011

Hancock Holding Company

(Exact name of registrant as specified in its charter)

Mississippi	0-13089	64-0693170
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

One Hancock Plaza, 2510 14th Street Gulfport, Mississippi	39501
(Address of principal executive offices)	(Zip code)

(228) 868-4000

 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.01              Completion of Acquisition or Disposition of Assets.

                Effective June 4, 2011, Hancock Holding Company (the “Company”) completed its previously-announced merger (the “Merger”) with Whitney Holding Corporation (“Whitney”), pursuant to an Agreement and Plan of Merger, dated as of December 21, 2010 (the “Merger Agreement”) between the Company and Whitney. At closing, Whitney merged with and into the Company, with the Company surviving the Merger as the surviving corporation.  Pursuant to the Merger Agreement, holders of Whitney common stock have a right to receive .418 of a share of common stock of the Company for each share of Whitney common stock held immediately prior to the effective time of the Merger, plus cash in lieu of fractional shares.  Pursuant to the Merger, outstanding Whitney stock options, restricted stock units and other equity-based awards converted into fully vested and exercisable options and other equity-based awards with respect to shares of the Company’s common stock, with appropriate adjustments to reflect the exchange ratio.  Each outstanding share of the Company’s common stock remained outstanding and was unaffected by the Merger.

                Simultaneous with the Merger, Whitney National Bank, a national banking association and wholly owned subsidiary of Whitney, merged with and into Hancock Bank of Louisiana, a Louisiana banking organization and wholly owned subsidiary of the Company, with Hancock Bank of Louisiana surviving the merger and continuing its corporate existence under the name “Whitney Bank.”

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 4, 2011, as contemplated by the terms of the Merger Agreement, the board of directors of the Company (the “Board”) expanded the size of the Board by five to 19 members, and appointed Richard B. Crowell, Hardy B. Fowler, Terence E. Hall, R. King Milling and Eric J. Nickelsen (each of whom served as a director of Whitney prior to the effective time of the Merger) to the Board.  Messrs. Crowell and Millings’ terms of office will expire in 2012, Messrs. Fowler and Nickelsen’s terms of office will expire in 2013 and Mr. Hall’s term of office will expire in 2014.  Compensatory arrangements for the five new directors will be consistent with the Company’s previously disclosed standard arrangements for non-employee directors.  Such arrangements are described in the Company’s proxy statement for its 2011 annual meeting of shareholders filed on February 28, 2011, which disclosure is incorporated herein by reference.  Information relating to the new directors required to be disclosed pursuant to Item 404(a) of Regulation S-K, if any, and as to service or expected service of new directors on committees of the Board, has not been determined or is unavailable at the time of this filing.

Item 8.01              Other Events.

                Effective June 3, 2011, the Company purchased from the United States Department of the Treasury (the “Treasury”) all of the outstanding shares of the Fixed Rate Cumulative Perpetual Preferred Stock Series A originally issued by Whitney to the Treasury in connection with Whitney’s participation in the Treasury’s Capital Purchase Program, including all accrued but unpaid dividends thereon, for a purchase price of approximately $300.8 million.  In addition, effective June 3, 2011, the Company purchased from the Treasury a warrant to purchase 2,631,579 shares of Whitney common stock that had been issued to the Treasury on December 19, 2008 as part of Whitney’s participation in the Treasury’s Capital Purchase Program, for a purchase price of $6.9 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1.  On June 5, 2011, the Company issued a press release announcing the completion of the Merger, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits.

(a)  Financial statements of businesses acquired.

                The Company intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(b)  Pro forma financial information.

                The Company intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(d)  Exhibits.

Exhibit No.	Description
2.1

Agreement and Plan of Merger between Hancock Holding Company and Whitney Holding Corporation dated December 21, 2010 (attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 23, 2010 and incorporated herein by reference).

99.1	Press Release, dated June 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK HOLDING COMPANY

(Registrant)

Date: June 6, 2011

  /s/ Michael M. Achary
Name: Michael M. Achary

Title:   Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger between Hancock Holding Company and Whitney Holding Corporation dated December 21, 2010 (attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 23, 2010 and incorporated herein by reference).

99.1	Press Release dated June 5, 2010.